Exhibit 99.2

May 30, 2014

Timothy R. Gentz

Chairman of the Board of Directors

Speed Commerce, Inc.

1303 E. Arapaho Road, Suite 200

Richardson, TX 75081

Dear Tim:

This is to confirm my resignation as a member of the Board of Directors of Speed Commerce, Inc. As we have discussed, I am resigning as of May 31, 2014 in order to ensure a smooth and orderly transition to the appointment and nomination of a replacement to my seat on the company’s Board of Directors. While I regret that I am unable to serve another term as a result of the mandatory retirement policies set forth in its governance guidelines, I am confident that the appointment of Steve Duchelle provides the company with valuable insight and experience as it continues to grow its e-commerce business.

Please note that my resignation does not result from any disagreements with Speed Commerce, Inc. relating to its operations, policies or practices.

Yours Truly,

/s/ Keith A. Benson